Filed Pursuant to Rule 424(b)(3)

Registration No. 333-173048

PLYMOUTH OPPORTUNITY REIT, INC.

SUPPLEMENT NO. 6 DATED AUGUST 23, 2012

TO THE PROSPECTUS DATED NOVEMBER 1, 2011

This document ("Supplement No. 6") supplements and should be read in conjunction with the prospectus of Plymouth Opportunity REIT, Inc. dated November 1, 2011 (the "Prospectus"), as supplemented by Supplement No. 1, dated March 29, 2012, Supplement No. 2, dated May 11, 2012, Supplement No. 3, dated July 30, 2012, Supplement No. 4, dated August 13, 2012 and Supplement No. 5, dated August 20, 2012. As used herein the terms "we," "our" and "us" refer to Plymouth Opportunity REIT, Inc. and, as required by context, Plymouth Opportunity OP, LP, which we refer to as our "operating partnership." Capitalized terms used in this supplement have the same meanings as set forth in the Prospectus. The purpose of this Supplement No. 6 is to disclose information regarding stock distributions recently declared.

Stock Distributions Declared

On August 22, 2012, our board of directors declared a stock distribution of 0.015 shares of our common stock, $0.01 par value per share, or 1.5% of each outstanding share of common stock to the stockholders of record at the close of business on September 28, 2012. Such stock distributions are to be paid on October 15, 2012.

We believe that the stock distribution should be a tax-free transaction for U.S. federal income tax purposes under Section 305(a) of the Internal Revenue Code of 1986, as amended, and the adjusted tax basis of each share of “old” and “new” common stock should be computed by dividing the adjusted tax basis of the old Common Stock by the total number of shares, old and new. The holding period of the common stock received in such a non-taxable distribution is expected to begin on the date the taxpayer acquired the common stock which is the date that the distribution was made. Stockholders should consult their own tax advisors regarding the tax consequences of this stock distribution.

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